CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 112 to the Registration Statement (Form N-1A Nos. 33-44254 and 811-6490) of our reports dated February 27, 2019 on the financial statements and financial highlights of Dreyfus Large Cap Equity Fund and Dreyfus Large Cap Growth Fund (two of the series comprising Dreyfus Premier Investment Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 25, 2019